
                               Exhibit (11)




             Statement re:  Computation of Earnings per Share

                          Three Months Ended   Nine Months Ended
                              January 31           January 31
                            1995      1994      1995       1994

    Net Income           $1,102,000 $865,000  $4,155,000 $1,017,000
    Divided by weighted
      average shares
      outstanding         7,548,894 7,527,415  7,543,160  7,527,415

    Earnings per share      $0.15     $0.11      $0.55      $0.14


